EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2017 Results

MARIETTA, Pa., Oct. 30, 2017 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2017.  Significant items included:

  Net income of $7.1 million, or 26 cents per diluted Class A share, for the third quarter of 2017, compared to $4.8 million, or 18 cents per diluted Class A share, for the third quarter of 2016
  Net premiums earned of $177.3 million for the third quarter of 2017 increased 6.3% compared to the third quarter of 2016
  Net premiums written1 of $182.5 million for the third quarter of 2017 increased 6.1% compared to the third quarter of 2016 as a result of organic growth in both personal and commercial lines
  Combined ratio of 99.6% for the third quarter of 2017, compared to 100.8% for the prior-year third quarter
  Combined ratio of 102.4% for the first nine months of 2017, compared to 97.3% for the first nine months of 2016
  Book value per share of $16.39 at September 30, 2017, compared to $16.21 at year-end 2016

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	% Change		2017	2016	% Change

	(dollars in thousands, except per share amounts)
Income Statement Data
Net premiums earned	$177,284	$166,810	6.3%		$521,455	$487,228	7.0%
Investment income, net	5,980	5,581	7.1		17,385	16,472	5.5
Net realized investment gains	561	1,018	-44.9		4,208	2,204	90.9
Total revenues	185,716	175,311	5.9		548,268	511,227	7.2
Net income	7,109	4,813	47.7		9,895	25,247	-60.8
Operating income[1]	6,744	4,151	62.5		7,160	23,814	-69.9
Annualized return on average equity	6.4%	4.4%	2.0	pts	3.0%	7.9%	-4.9	pts

Per Share Data
Net income – Class A (diluted)	$0.26	$0.18	44.4%		$0.36	$0.95	-62.1%
Net income – Class B	0.24	0.16	50.0		0.33	0.88	-62.5
Operating income – Class A (diluted)	0.25	0.15	66.7		0.26	0.90	-71.1
Operating income – Class B	0.23	0.14	64.3		0.24	0.83	-71.1
Book value	16.39	16.59	-1.2		16.39	16.59	-1.2

[1] See the “Definitions of Non-GAAP and Operating Measures” section of this release, which defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are pleased with our third quarter results, highlighted by increases in net income and return on average equity compared to the prior-year third quarter. We attribute this performance improvement to favorable loss trends in a number of lines of business and a stable premium growth rate that has remained in line with our expectations.  Our focus on efficient claims handling and timely claims settlement helped drive improvements in our loss ratio for the third quarter of 2017 and contributed to improvements in our combined ratio compared to the prior-year third quarter.”

Mr. Burke continued, “Donegal Group achieved net premiums written growth of 6.1% for the third quarter of 2017, reflecting the benefits we derived from various growth initiatives and expanding relationships with our independent agents throughout our operating regions.  We were pleased with the exceptional results in our workers’ compensation line, highlighted by a 67.6% statutory combined ratio1 for the third quarter of 2017 in that line of business.  We primarily write workers’ compensation policies as part of small to medium-sized commercial accounts, which we expect will continue to be a source of profitable growth in future quarters.  The recent implementations of new policy rating and billing systems have helped us enhance our service to our customers and agents. We continue to focus on technology enhancements that will support future growth opportunities.  We remain committed to our regional focus, adhering to sound underwriting discipline and delivering best-in-class customer service.”

Mr. Burke concluded, “We continue to seek to outperform the property and casualty insurance industry in terms of service, profitability and book value growth over the long term.  We were pleased with the increase in our book value during the first nine months of 2017 in light of the unusual weather events we experienced during that period.  At September 30, 2017, our book value per share increased to $16.39, compared to $16.21 at December 31, 2016.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$96,560	$91,239	5.8%	$285,018	$268,823	6.0%
Commercial lines	80,724	75,571	6.8	236,437	218,405	8.3
Total net premiums earned	$177,284	$166,810	6.3%	$521,455	$487,228	7.0%

Net Premiums Written
Personal lines:
Automobile	$66,871	$59,817	11.8%	$193,862	$173,914	11.5%
Homeowners	34,248	34,153	0.3	95,150	93,389	1.9
Other	4,801	4,755	1.0	14,907	14,367	3.8
Total personal lines	105,920	98,725	7.3	303,919	281,670	7.9
Commercial lines:
Automobile	23,179	21,195	9.4	75,903	67,224	12.9
Workers' compensation	24,760	24,268	2.0	85,993	83,501	3.0
Commercial multi-peril	26,355	25,432	3.6	84,352	80,503	4.8
Other	2,264	2,328	(2.7)	7,584	7,360	3.0
Total commercial lines	76,558	73,223	4.6	253,832	238,588	6.4
Total net premiums written	$182,478	$171,948	6.1%	$557,751	$520,258	7.2%

The 6.1% increase in the Company’s net premiums written for the third quarter of 2017 compared to the third quarter of 2016, as shown in the table above, represents the combination of 4.6% growth in commercial lines net premiums written and 7.3% growth in personal lines net premiums written. The $10.5 million growth in net premiums written for the third quarter of 2017 compared to the third quarter of 2016 included:

  $3.3 million in commercial lines premiums that the Company attributes primarily to new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions and a continuation of modest renewal premium increases.
  $7.2 million in personal lines premiums that the Company attributes to a combination of new policy growth and premium rate increases the Company has implemented over the past four quarters, offset partially by a $1.6 million increase in reinsurance reinstatement premiums related to catastrophic weather events during 2017.

For the first nine months of 2017, the Company's net premiums written increased 7.2% compared to the comparable prior-year period.

The Company evaluates the performance of its commercial lines and personal lines segments primarily based upon the underwriting results of its insurance subsidiaries as determined under statutory accounting practices.  The following table presents comparative details with respect to the Company’s GAAP and statutory combined ratios for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	54.2%	59.6%	58.2%	57.5%
Loss ratio (weather-related)	10.3	7.0	10.2	6.1
Expense ratio	34.3	33.5	33.3	33.2
Dividend ratio	0.8	0.7	0.7	0.5
Combined ratio	99.6%	100.8%	102.4%	97.3%

Statutory Combined Ratios
Personal lines:
Automobile	103.8%	105.9%	105.8%	102.6%
Homeowners	117.0	101.5	115.2	97.1
Other	94.2	90.2	94.7	87.1
Total personal lines	107.5	103.6	108.2	99.9
Commercial lines:
Automobile	116.6	110.8	110.5	106.5
Workers' compensation	67.6	86.8	78.5	85.3
Commercial multi-peril	86.7	94.7	96.6	88.5
Total commercial lines	86.9	94.3	91.8	90.3
Total lines	98.2%	99.5%	100.8%	95.6%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “Donegal Group’s combined ratio was 99.6% for the third quarter of 2017, compared to 100.8% for the third quarter of 2016.  Weather-related losses totaled approximately $18.2 million, representing a substantial increase over the $11.7 million of weather-related losses for the third quarter of 2016 and the previous five-year average for third quarter weather-related losses of $11.6 million. The increase resulted from a continuation of wind and hail events in the Company’s operating regions during July and August, as well as $2.0 million of losses from a September hail event in Pennsylvania and $2.4 million of losses from the inland effects of Hurricane Irma.”

Mr. Miller continued, “Our workers’ compensation line of business continued to perform well during the period, which we attribute to $6.2 million of favorable loss reserve development that resulted primarily from favorable settlements of claims incurred in prior years.  In addition, our workers’ compensation results benefitted from a $3.1 million reduction in large losses, which we define as individual losses in excess of $50,000, compared to the third quarter of 2016.  Our favorable workers’ compensation and commercial multi-peril results helped offset the impact of higher claim severity in our commercial automobile line of business.  Our commercial automobile statutory combined ratio for the third quarter of 2017 also included 6.2 percentage points related to approximately $1.5 million of unfavorable loss reserve development for losses incurred in prior years. We continue to strive for improved profitability in our commercial automobile line of business and, to that end, we have expanded our utilization of predictive analytical tools and implemented rate increases for that line in all of the states in which we conduct business.”

For the third quarter of 2017, the Company’s loss ratio decreased to 64.5%, compared to 66.6% for the third quarter of 2016.  Weather-related losses contributed 10.3 percentage points to the Company’s loss ratio for the third quarter of 2017, compared to 7.0 percentage points of the Company’s loss ratio for the third quarter of 2016.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, were $7.9 million for the third quarter of 2017, compared to $6.7 million for the third quarter of 2016, with the primary increase in the Company’s homeowners line of business.  Large fire losses represented 4.4 percentage points of the Company’s loss ratio for the third quarter of 2017, compared to 4.0 percentage points of the Company’s loss ratio for the third quarter of 2016.

Favorable net development of reserves for losses incurred in prior accident years reduced the Company’s loss ratio for the third quarter of 2017 by 1.9 percentage points, compared to 1.0 percentage point for the third quarter of 2016. Favorable development of workers’ compensation loss reserves was partially offset by unfavorable development of personal automobile and commercial automobile loss reserves.  Net development of reserves for losses incurred in prior accident years did not have a material impact on the Company's loss ratio for the nine months ended September 30, 2017 or September 30, 2016.

The Company’s expense ratio was 34.3% for the third quarter of 2017, compared to 33.5% for the third quarter of 2016.  The increase in the Company's expense ratio reflected higher underwriting-based incentive costs for the third quarter of 2017 compared to the third quarter of 2016.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 90.0% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2017.

	September 30, 2017		December 31, 2016
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$116,926	11.7%	$99,970	10.6%
Obligations of states and political subdivisions	276,806	27.7	308,876	32.7
Corporate securities	207,498	20.8	179,011	18.9
Mortgage-backed securities	297,508	29.8	263,319	27.8
Total fixed maturities	898,738	90.0	851,176	90.0
Equity securities, at fair value	50,029	5.0	47,088	5.0
Investments in affiliates	39,340	3.9	37,885	4.0
Short-term investments, at cost	10,731	1.1	9,371	1.0
Total investments	$998,838	100.0%	$945,520	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	2.9%		3.0%
Average fixed-maturity duration (years)	4.3		4.5

Net investment income of $6.0 million for the third quarter of 2017 increased 7.1% compared to $5.6 million in net investment income for the third quarter of 2016. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year third quarter.

Net realized investment gains were $561,429 for the third quarter of 2017, compared to $1.0 million for the third quarter of 2016.

Definitions of Non-GAAP and Operating Measures
The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are net premiums written, operating income and statutory combined ratio.

Net premiums written and operating income are non-GAAP financial measures investors in insurance companies commonly use. The Company defines net premiums written as the amount of full-term premiums the Company records for policies effective within a given period less premiums the Company cedes to reinsurers. The Company defines operating income as net income excluding after-tax net realized investment gains or losses. Because the Company’s calculation of operating income may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies.

The following table provides a reconciliation of the Company's net premiums earned to the Company's net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

	(dollars in thousands)

Reconciliation of Net Premiums Earned to Net Premiums Written
Net premiums earned	$177,284	$166,810	6.3%	$521,455	$487,228	7.0%
Change in net unearned premiums	5,194	5,138	1.1%	36,296	33,030	9.9%
Net premiums written	$182,478	$171,948	6.1%	$557,751	$520,258	7.2%

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$7,109	$4,813	47.7%	$9,895	$25,247	-60.8%
Realized gains (after tax)	(365)	(662)	-44.9%	(2,735)	(1,433)	90.9%
Operating income	$6,744	$4,151	62.5%	$7,160	$23,814	-69.9%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$0.26	$0.18	44.4%	$0.36	$0.95	-62.1%
Realized gains (after tax)	(0.01)	(0.03)	-66.7%	(0.10)	(0.05)	100.0%
Operating income – Class A	$0.25	$0.15	66.7%	$0.26	$0.90	-71.1%

Net income – Class B	$0.24	$0.16	50.0%	$0.33	$0.88	-62.5%
Realized gains (after tax)	(0.01)	(0.02)	-50.0%	(0.09)	(0.05)	80.0%
Operating income – Class B	$0.23	$0.14	64.3%	$0.24	$0.83	-71.1%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Monday, October 30, 2017, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s website at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2017	2016

Net premiums earned	$177,284	$166,810
Investment income, net of expenses	5,980	5,581
Net realized investment gains	561	1,018
Lease income	113	164
Installment payment fees	1,374	1,380
Equity in earnings of DFSC	404	358
Total revenues	185,716	175,311

Net losses and loss expenses	114,386	111,175
Amortization of deferred acquisition costs	29,008	27,524
Other underwriting expenses	31,790	28,340
Policyholder dividends	1,376	1,143
Interest	466	474
Other expenses	178	226
Total expenses	177,204	168,882

Income before income tax expense	8,512	6,429
Income tax expense	1,403	1,616

Net income	$7,109	$4,813

Net income per common share:
Class A - basic	$0.27	$0.19
Class A - diluted	$0.26	$0.18
Class B - basic and diluted	$0.24	$0.16

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,755,862	21,077,885
Class A - diluted	22,217,011	21,908,606
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$182,478	$171,948

Book value per common share at end of period	$16.39	$16.59

Annualized return on average equity	6.4%	4.4%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2017	2016

Net premiums earned	$521,455	$487,228
Investment income, net of expenses	17,385	16,472
Net realized investment gains	4,208	2,204
Lease income	383	515
Installment payment fees	3,814	4,109
Equity in earnings of DFSC	1,023	699
Total revenues	548,268	511,227

Net losses and loss expenses	356,826	309,947
Amortization of deferred acquisition costs	85,391	80,034
Other underwriting expenses	88,539	81,557
Policyholder dividends	3,423	2,730
Interest	1,213	1,286
Other expenses	1,035	1,180
Total expenses	536,427	476,734

Income before income tax expense	11,841	34,493
Income tax expense	1,946	9,246

Net income	$9,895	$25,247

Net income per common share:
Class A - basic	$0.37	$0.98
Class A - diluted	$0.36	$0.95
Class B - basic and diluted	$0.33	$0.88

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,669,259	20,790,658
Class A - diluted	22,447,134	21,350,778
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$557,751	$520,258

Book value per common share at end of period	$16.39	$16.59

Annualized return on average equity	3.0%	7.9%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$365,277	$336,101
Available for sale, at fair value	533,461	515,075
Equity securities, at fair value	50,029	47,088
Investments in affiliates	39,340	37,885
Short-term investments, at cost	10,731	9,371
Total investments	998,838	945,520
Cash	31,541	24,587
Premiums receivable	163,425	159,390
Reinsurance receivable	283,580	263,028
Deferred policy acquisition costs	61,878	56,309
Prepaid reinsurance premiums	137,810	124,256
Other assets	42,415	50,041
Total assets	$1,719,487	$1,623,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$644,350	$606,665
Unearned premiums	515,906	466,055
Accrued expenses	23,228	28,247
Borrowings under lines of credit	69,000	69,000
Subordinated debentures	5,000	5,000
Other liabilities	13,277	9,549
Total liabilities	1,270,761	1,184,516
Stockholders' equity:
Class A common stock	248	245
Class B common stock	56	56
Additional paid-in capital	243,629	236,852
Accumulated other comprehensive loss	(874)	(2,254)
Retained earnings	246,893	244,942
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	448,726	438,615
Total liabilities and stockholders' equity	$1,719,487	$1,623,131

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com